Exhibit 99.1

Diedrich Coffee Reports Second Quarter Results

Irvine, California, January 30, 2006 - Diedrich Coffee, Inc. (Nasdaq:DDRX) today announced operating results for its second fiscal quarter of 2006, which ended December 14, 2005. For the quarter, the Company reported a net loss of $1,442,000, or $0.27 per share, compared to a profit of $522,000, or $0.10 per share, for the second quarter of the prior fiscal year.

The prior year quarter included $522,000, or $0.10 per share, of earnings from the discontinued operations of the Gloria Jean’s international franchise operations that the Company sold in February 2005. The loss in this year’s second quarter from continuing operations of $1,442,000, or $0.27 per share, compares to zero net income, from continuing operations in last year’s quarter.

For the 24 weeks ended December 14, 2005, the Company reported a net loss of $2,993,000, or $0.56 per share, compared to net income of $54,000, or $0.01 per share, in the first half of fiscal year 2005. The 24 weeks ended December 15, 2004 included $1,078,000, or $0.21 per share, of earnings from the Gloria Jean’s international franchise discontinued operations.

Steve Coffey, Diedrich Coffee’s Chief Executive Officer stated, “The increase in loss from operations in this year’s quarter was due primarily to lower than expected same stores sales in the Diedrich Coffee brand retail locations, accrued severance related to the departure of the Company’s former CEO, increased advertising expenses and expense related to the adoption of new accounting rules for stock options.”

Coffey added, “Coffee People same store sales have continued to show strong growth and we have achieved solid growth in the third party wholesale coffee business with an increase in revenue of 49.7% over the prior year quarter. Our focus will be on bolstering profitability in existing retail locations, continuing to grow company locations opportunistically where appropriate, and supporting the growth of our franchise partners.”

Revenue

Revenue increased by $1,501,000, or 11.2%, for the second quarter as compared with the prior year quarter. With respect to the components of total revenue, retail sales increased $589,000 (7.8%), wholesale sales increased $1,104,000 (23.4%), and franchise revenue declined $192,000 (16.5%).

The increase in retail sales for the second fiscal quarter versus the prior year quarter was the result of a 2.1% increase in same store sales from company-operated units and a net increase of four stores since the beginning of the prior fiscal year (13 stores were opened, six were closed and a net of three were transferred to franchisees). Retail sales associated with e-commerce activities also increased by $59,000 (30.2%) as compared to the prior year quarter. For the first half of the fiscal year, retail sales increased $1,347,000, or 9.2%, from the prior year primarily due to a 2.9% increase in same store sales at company-operated units and a $107,000 (37.6%) increase in e-commerce related retail sales.

System-wide comparable store sales at Diedrich Coffee brand coffeehouses open for at least one year declined by 1.0% for the quarter and were flat for the first half of the year, as compared with the prior year periods, while comparable store sales at Coffee People brand locations increased 6.1% during the second quarter and 6.0% for the first half of the year. Compared to the prior year, system-wide comparable store sales at Gloria Jean’s brand locations declined 3.3% during the second fiscal quarter and are down 3.1% for the first half of the year.

Wholesale revenue from third party customers rose sharply in the quarter and first half of the year, but wholesale revenue from domestic franchise units declined due primarily to weakening sales at domestic franchise units offset in part by a net increase in new franchise locations. Wholesale sales to third parties increased $1,212,000, or 49.7%, in the quarter and $1,594,000, or 34.6%, in the first half, primarily due to strong growth in the Keurig “K-cup” line where sales rose 62.0% in the quarter and 45.2% in the first half. Wholesale sales to domestic franchise units declined $108,000, or 4.8%, in the quarter and decreased $147,000, or 4.4%, in the first half of the fiscal year.

Franchise revenue for the second fiscal quarter decreased primarily due to the net effect of a $74,000 decrease in royalties, a $28,000 decrease in new store fees and an accounting reclassification of $90,000 of coordination fees to general and administrative expense. Since the beginning of fiscal 2005, the domestic franchise store count increased by a net of eight locations. For the first half of the year, franchise revenue decreased by $328,000, or 16.2%, when compared to the same period last year due to a $147,000 decrease in royalties and an accounting reclassification of $181,000 of coordination fees to general and administrative expense.

Costs and Expenses

Cost of sales and related occupancy costs increased from 53.7% of retail and wholesale sales in the prior year quarter to 57.2% in the current quarter and increased from 53.4% of such sales in the first half of last year to 56.8% for the first half of this year. The increased costs were attributable to higher coffee and bakery costs in the retail locations and due to the higher mix of Keurig related sales in the wholesale segment, which are higher cost and lower margin items. Occupancy costs increased $135,000, or 16.1%, in the current quarter and $328,000, or 19.5%, in the first half of the year due to higher rents associated with new retail stores and lease renewals at existing retail stores.

Operating expenses remained relatively flat for the quarter and the first half of the fiscal year, decreasing from 31.6% of retail and wholesale sales in the second quarter of last year to 30.6% in the second quarter of the current year and decreasing from 34.4% in first half of last year to 33.9% in the first half of this year.

Depreciation expense increased 4.1% from the prior year quarter and 2.1% from the prior year first half primarily due to the new store construction that began in the prior year.

General and administrative expenses increased 32.1% from $2,650,000 in the prior year quarter to $3,501,000 in the current year quarter. The primary factors for the increase were salary and related costs associated with the departure of the Company’s former chief executive officer and advertising and brand research development costs. Adoption of the new accounting rule that requires the expensing of employee stock options increased expense by $91,000 for the current quarter. General and administrative expenses increased 22.0% in the first half of the year primarily due to costs associated with the departure of the Company’s former chief executive officer, advertising and brand research development costs and cost associated with construction, training and franchise sales. The adoption of the new accounting rule that requires the expensing of employee stock options increased expense by $176,000 for the first half of the fiscal year.

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 212 retail outlets, the majority of which are franchised, are located in 33 states. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s retail operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 29, 2005.

Information Contact:
Sean M. McCarthy, Chief Financial Officer	(949) 260-6762

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

($ in thousands, except per share amounts)

OPERATIONS DATA:	Twelve Weeks Ended December 14, 2005	Twelve Weeks Ended December 15, 2004	Twenty-Four Weeks Ended December 14, 2005	Twenty-Four Weeks Ended December 15, 2004
Retail sales	$8,145	$7,556	$16,033	$14,686
Wholesale and other	5,823	4,719	9,394	7,947
Franchise revenue	975	1,167	1,696	2,024

Total net revenue	14,943	13,442	27,123	24,657

Cost of sales and related occupancy costs	7,993	6,592	14,440	12,097
Operating expenses	4,278	3,874	8,628	7,788
Depreciation and amortization	613	589	1,158	1,134
General and administrative expenses	3,501	2,650	6,363	5,215
(Gain) loss on asset disposals	22	2	17	(12)

Total costs and expenses	16,407	13,707	30,606	26,222

Operating loss	(1,464)	(265)	(3,483)	(1,565)
Interest expense and other income, net	108	(50)	228	(93)

Loss from continuing operations before income tax provision (benefit)	(1,356)	(315)	(3,255)	(1,658)
Income tax provision (benefit)	86	(315)	(262)	(634)

Net loss from continuing operations	(1,442)	—	(2,993)	(1,024)
Income from discontinued operations, net	—	522	—	1,078

Net income (loss)	$(1,442)	$522	$(2,993)	$54

Basic and diluted net income (loss) per share:
Loss from continuing operations	$(0.27)	$—	$(0.56)	$(0.20)

Income from discontinued operations, net	$—	$0.10	$—	$0.21

Net income (loss)	$(0.27)	$0.10	$(0.56)	$0.01

Basic and diluted weighted average shares outstanding	5,305	5,165	5,305	5,165

BALANCE SHEET AND RETAIL UNIT COUNT DATA:			December 14, 2005	June 29, 2005
Cash			$5,641	$10,493
Restricted Cash			576	—
Accounts receivable, net			3,818	2,203
Inventories			3,528	3,426
All other assets			24,948	24,191

Total assets			$38,511	$40,313

Accounts payable			$3,820	$2,642
All other current liabilities			4,977	5,369
Deferred rent			554	452
Other non-current liabilities			318	328
Total stockholders’ equity			28,842	31,522

Total liabilities and stockholders’ equity			$38,511	$40,313

Total retail stores (Company and franchise, all brands)			212	201